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                                                                      EXHIBIT 16

                    SCHEDULE OF COMPUTATION OF YIELD FIGURES

I. Current Yield

 a. Current Yield is calculated as follows:

   i. Net investment income per share for the seven
                       day period
    -------------------------------------------------   = Base Period Return
     Value of account at beginning of seven-day pe-
                          riod

   ii. Base Period Return X 365/7 = Current Yield

 b. Calculation of Current Yield for seven-day period ended February 28, 1997:

                                           365
                             ( .0005800     ---

                               -------   X   7
                                               = 3.02%


                                1.00
II. Effective Yield                    )

 a. Effective Yield is calculated as follows:

              (Base Period Return + 1) 365/7 - 1 = Effective Yield

 b. Calculation of Effective Yield for seven-day period ended February 28, 1997:

                                            365/7
                       [  (.0005800       ]

                            -------   + 1
                             1.00               - 1 =
                                    )           3.07%

III. Taxable Equivalent Yield

 a. The Taxable Equivalent Yield formula is as follows:

                                Tax Exempt Yield
                             -----------------------
                             (1 - federal income
                             tax rate)

 b. Based on a maximum Federal income tax rate of 39.6%, the Taxable Equiva-lent Yield for the seven-day period ended February 28, 1997 is as follows:

                                  3.02%

                                 -------
                                 1 - .396

                                         = 5.00%

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